Exhibit 99.1

PlanGraphics, d/b/a Integrated Freight, Completes Acquisition of Triple C Transport, Inc.

SARASOTA, FL--(Marketwire - 05/18/10) - PlanGraphics, Inc., d/b/a Integrated Freight (OTC.BB: PGRA - News) (http://www.integrated-freight.com/), announced today that it has completed the acquisition of Triple C Transport, Inc. headquartered in Doniphan, Nebraska.

Paul Henley, CEO of PlanGraphics, remarked, "We are excited to have Triple C as part of the Integrated Freight family. The strength of its management will be a valuable asset. Craig White, Triple C's founder, has joined our Board of Directors. Triple C's location is a strategic fit with the two existing subsidiaries in Arkansas and Nebraska and expands our business in refrigerated freight. Triple C Transport earned revenues of over $18 million in 2009, unaudited."

Triple C Transport originally started as CL White Trucking in the early 1980's hauling livestock. In 1994, the name was changed to White Farms Trucking, Inc. with an exclusive focus on refrigerated freight. Triple C Transport and White Farms Trucking have been reorganized in connection with the acquisition. The fleet has over 100 tractors equipped with the latest satellite tracking and communication systems and utilizes advanced software systems throughout the business. Dispatch and drivers are dedicated and pride themselves on customer service and safety.

PlanGraphics recently acquired Integrated Freight Corporation in a "reverse merger" and has filed a preliminary Schedule 14C with the SEC to obtain stockholder approval of a name change to "Integrated Freight Corporation" and a reverse stock split of 1 to 244.8598. PlanGraphics is registered under the Securities Exchange Act of 1934. PlanGraphics provides truckload motor freight services through two subsidiaries, Morris Transportation located in Hamburg, Arkansas and Smith Systems Transportation located in Scotts Bluff, Nebraska. For more information about the Company, please visit http://www.integrated-freight.com.

The foregoing press release contains forward-looking statements, including statements regarding the company's expectation of its future business and earnings. These forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond the company's control. Actual results could differ materially from these forward-looking statements